EXHIBIT 4

SECOND AMENDMENT TO
RIGHTS AGREEMENT AND AGREEMENT OF
SUBSITUTION

     This Second Amendment and Agreement of Substitution is entered into as of October 24, 2003, by and between Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (the “Company”) and American Stock Transfer and Trust Company, a New York banking corporation (“AST”).

RECITALS

A.	On or about March 15, 1999, the Company originally entered into a Rights Agreement (the “Rights Agreement”) with Mellon Investor Services, LLC (f/k/a Chase Mellon Shareholder Services, LLC) (the “Predecessor Agent”) as rights agent.

B.	The Company wishes to remove the Predecessor Agent and substitute AST as rights agent pursuant to Section 21 of the Rights Agreement.

C.	The Company has given the Predecessor Agent notice of removal of the Predecessor Agent as rights agent.

AGREEMENT

     NOW THEREFORE, in consideration of the foregoing and of other consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	The Company hereby appoints AST as rights agent pursuant to Section 21 of the Rights Agreement, to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

2.	AST hereby accepts the appointment as rights agent pursuant to Section 21 of the Rights Agreement and agrees to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

3.	From and after the effective date hereof, each and every reference in the Rights Agreement to a “Rights Agent” shall be deemed to be a reference to AST.

4.	Section 26 of the Rights Agreement is amended to provide that notices or demands shall be addressed as follows (until another address is filed):

If to the Company:	Starwood Hotels & Resorts Worldwide, Inc.
1111 Westchester Avenue
White Plains, New York 10604

Attention: General Counsel

If to AST:	American Stock Transfer & Trust Company 59 Maiden Lane New York, NY 10038

Attention: Corporate Trust Department

5.	Except as expressly modified herein, the Right Agreement shall remain in full force and effect.

7.	This Agreement of Substitution and Amendment may be executed in one or more counterparts, each of which shall together constitute one and the same document.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the dated indicated above.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC

By:	/s/ Kenneth S. Siegel
	Name:	Kenneth S. Siegel
	Title:	Executive Vice President,
General Counsel and Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Herbert Lemmer
	Name:	Herbert Lemmer
	Title:	Vice President